Exhibit 99.1

NEWS RELEASE

Date:	May 14, 2007
FOR IMMEDIATE RELEASE
Contact:	Cheryl Moll
XETA Technologies
(918) 664-8200

XETA TECHNOLOGIES DISCONTINUES ACQUISITION DISCUSSIONS WITH
HIGH WIRE NETWORKS

Broken Arrow, OK - XETA Technologies (NASDAQ: XETA) announced today that High Wire Networks, Inc. (“HIGH WIRE”) and XETA have suspended further due diligence and negotiations toward the Company’s previously announced intent to purchase HIGH WIRE’s assets.  The Company stated that certain contingencies contained in the letter of intent are no longer mutually agreeable and both companies believe the proposed transaction would not be mutually beneficial at this time.

The Company plans to discuss this matter and fiscal 2007 second quarter operating results on its conference call scheduled for 10am (TZ: Central) on Thursday, May 24, 2007.

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About XETA Technologies:

With a 25 year operating history, XETA sells, installs and services communications systems and applications for enterprise customers. XETA’s nationwide sales and service footprint, 24x7x365 in-house contact center, and competencies at the highest levels with the leading communications equipment manufacturers—Avaya and Nortel—uniquely positions the company to serve multi-location Fortune 1000 and U.S. government customers throughout the U.S.  XETA’s product offering is sold through direct relationships as well as partnerships with leading systems integrators, network provider and manufacturers.  In addition to the Company’s growing presence in the commercial marketplace, XETA has long been recognized as the leading provider of communication solutions to the hospitality industry.  More information about XETA (NASDAQ: XETA) is available at www.xeta.com.